Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

EVAPORATED METAL FILMS CORPORATION (“Buyer”),

DYNASIL CORPORATION OF AMERICA (“Dynasil”),

DICHROTEC THIN FILMS, LLC (“Seller”)

AND

SYNCROLITE, LLC (“Parent”)

June 26, 2014

(continued)

(continued)

(continued)

INDEX OF EXHIBITS AND SCHEDULES

Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(f)	Acquired Agreements
Schedule 1.2	Excluded Assets
Schedule 6.5(a)	Designated Employees

Section 2.1	Organization and Qualification
Section 2.3	Noncontravention
Section 2.5(a)	Financial Statement
Section 2.5(b)	Absence of Changes
Section 2.6	Undisclosed Liabilities; Prepayments; Indebtedness
Section 2.7	Compliance with Laws
Section 2.8(b)	Tax Matters
Section 2.9	Litigation
Section 2.10(a)	Title to Assets
Section 2.10(b)	Equipment List
Section 2.11(a)(iv)	Unregistered Intellectual Property
Section 2.11(a)(vi)	Intellectual Property Matters
Section 2.12	Contracts
Section 2.12(b)	Contract Liabilities
Section 2.13	Seller Employees
Section 2.14(a)	Employee Plans
Section 2.14(c)	Leased Employees; Independent Contractors
Section 2.15(a)	Environmental
Section 2.16	Permits
Section 3.4	Noncontravention
Section 10.1	Permitted Activities

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Exclusive Supply Agreement
Exhibit D	Form of Equipment Lease

Exhibit E	Transition Services

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 26, 2014 is entered into by and among Evaporated Metal Films Corporation, a Delaware corporation (“Buyer”), Dynasil Corporation of America, a Delaware corporation (“Dynasil”), DichroTec Thin Films, LLC, a New York limited liability company (the “Seller”), and Syncrolite, LLC, a Texas limited liability company (“Parent”). Buyer, Dynasil, Seller and Parent are sometimes collectively referred to herein as the “Parties”. Any defined terms not otherwise defined in a particular section shall have the meanings set forth in Article 11.

WHEREAS, Seller is engaged, among other things, in the business of manufacturing optical thin films for light management solutions (the “Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase, substantially all of Seller’s assets, in exchange for cash, shares of common stock, par value $0.0005 per share, of Dynasil (the “Common Stock”), and the assumption by Buyer of certain specified liabilities, upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1

SALE AND PURCHASE OF ASSETS

1.1          Purchased Assets. Subject to the provisions of this Agreement and specifically Section 1.2 below, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to all of Seller’s properties, assets and rights, tangible and intangible, of every nature, kind and description, wherever located, that exist as of the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)          all inventory (including without limitation finished goods, work in process and raw materials) and prepaid expenses of Seller;

(b)          all furniture, fixtures, equipment, computers, machinery, motor vehicles and other tangible personal property used or held for use by Seller, including, without limitation, any and all of the foregoing listed in Schedule 1.1(b);

(c)          all Seller Intellectual Property;

(d)          all goodwill relating to the Business as a going concern and all other intangible assets, including, without limitation, all telephone and facsimile numbers of Seller;

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(e)          all data, files, books and records (including employment, billing, financial and accounting records), business plans, strategies, marketing and other documents and information maintained by Seller (whether in print, electronic or other media and including, without limitation, all customer and supplier and prospective customer and supplier lists and files, and referral sources), and all computer software and databases used by Seller; provided, however, Seller shall retain copies of, and access to, all books and records (including employment, billing, financial and accounting records) reasonably needed by Seller following the Closing;

(f)          all of the rights of Seller under the contracts (including any customer deposits and pre-paid revenue thereunder, all of which is set forth on Schedule 1.1(f), but specifically excluding any of Parent’s pre-paid revenue and customer deposits), commitments, leases, licenses and agreements listed on Schedule 1.1(f) (collectively, the “Acquired Agreements”);

(g)          all of Seller’s Permits (including, without limitation, those listed in Section 2.16 of the Seller Disclosure Schedule), and all pending applications therefor and pending renewals thereof, in each case to the extent transferable to Buyer;

(h)          all Actions of any kind of Seller (including, but not limited to, rights to insurance proceeds related to the Purchased Assets and rights under and pursuant to all warranties, representations and guarantees made by customers of Seller or suppliers of products, services, materials or equipment to Seller, in each case, related to the Purchased Assets);

(i)          to the extent legally assignable, all rights of Seller pursuant to any confidentiality and/or restrictive covenant agreements with current and former employees and consultants; and

(j)          copies of all personnel records relating to the Continuing Employees that Seller is required by law to retain in its possession.

1.2           Assets Excluded from Sale. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets, rights and properties of Seller (collectively, the “Excluded Assets”), all of which shall be retained by Seller:

(a)          all accounts receivable of Seller with respect to the Business;

(b)          all of the rights arising under those Contracts that are not Acquired Agreements;

(c)          all of Seller’s cash (excluding any of Seller’s customer deposits and pre-paid revenue under the Acquired Agreements), cash equivalents and bank accounts;

(d)          all of Seller’s minute books and similar organizational records, Tax Returns (and any notes, work papers, files, or documents relating thereto), and, to the extent that Seller is prohibited from transferring to Buyer, or is required to maintain, such records pursuant to applicable Laws and Regulations, records related to employees and employee benefit plans (other than the personnel files of the Continuing Employees) and any other books or records;

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(e)          all of Seller’s insurance policies and all rights to claims and proceeds thereunder, except to the extent related to the Purchased Assets;

(f)          all Employee Plans and any trusts or other assets attributable thereto;

(g)          all of Seller’s rights under this Agreement and the consideration to be paid to Seller hereunder; and

(h)          all of the other assets, rights and properties set forth on Schedule 1.2.

1.3         Liabilities.

(a)          Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform or discharge, or cause to be paid, performed or discharged, when due, only the following Liabilities, but excluding the Excluded Liabilities, of Seller relating to the Purchased Assets and the Business (collectively, the “Assumed Liabilities”):

(i)          all performance obligations under the Acquired Agreements required to be performed after the Closing, all the benefits of which are assigned to Buyer pursuant to this Agreement; and

(ii)         any obligations to Continuing Employees to the extent set forth in Section 6.3(c).

The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Liabilities.

(b)          Excluded Liabilities. Seller shall be responsible for any and all of its Liabilities not included within the Assumed Liabilities, and Buyer shall not assume or be liable for any Liabilities of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation:

(i)          any Liability related to the ownership or operation by Seller of the Purchased Assets or the Business, other than the Assumed Liabilities;

(ii)         any accounts payable and other payment obligations of Seller, including, without limitation, any accounts payable to Perkin Elmer Inc.;

(iii)        any Liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including without limitation, brokerage, accounting and counsel fees, and any Liability in connection with the performance by Seller of its obligations hereunder, but specifically excluding any Transfer Taxes arising from the transactions contemplated by this Agreement;

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(iv)        any liability or obligation for any Taxes (excluding any Transfer Taxes arising from the transactions contemplated by this Agreement), including without limitation, (A) any Tax of Seller or Parent with respect to any taxable period (or portion thereof), whether before or after the Closing Date, (B) for any Tax resulting from or attributable to the consummation of the transactions contemplated by this Agreement, but specifically excluding any Transfer Taxes, or (C) any Taxes relating to the ownership or operation of the Purchased Assets or the Business for the taxable periods ending on or before the Closing Date;

(v)         any Liability of Seller arising out of or relating to any contract, lease, license or agreement that is not an Acquired Agreement;

(vi)        any Liability of Seller under any Employee Plan or any Liability relating to wages, salary, payroll, accrued vacation, accrued sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other plans or benefits of any kind for Seller’s current and/or former employees, except to the extent set forth in Section 6.3(c);

(vii)       any Litigation against Seller or Buyer by any Person relating to the Business or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such Litigation is known, unknown, pending, threatened or asserted before, on or after the Closing Date; and

(viii)      any Liability arising out of or relating to any violation of Laws and Regulations by Seller.

1.4         Purchase Price. In consideration of the sale of the Purchased Assets by Seller to Buyer, and subject to the satisfaction or waiver by the appropriate party of all conditions set forth herein, Buyer (or Dynasil with respect to the issuance of the Shares (as defined below)) shall:

(a)          assume the Assumed Liabilities;

(b)          issue to Parent 700,000 shares (the “Shares”) of Common Stock (the “Stock Purchase Price”); and

(c)          pay to Seller the sum of $500,000, plus the $25,000 security deposit held by Rochester Business Center LLC, in cash by wire transfer to an account specified by Seller (the “Cash Purchase Price” and together with the Stock Purchase Price, the “Purchase Price”).

1.5         Payment of Purchase Price. At the Closing, Buyer (or Dynasil with respect to the issuance of the Shares) shall pay Seller the Purchase Price by:

(a)          directing the Transfer Agent to promptly issue to Dynasil for delivery to Parent, a stock certificate representing 600,000 Shares of the Stock Purchase Price in the name of Parent;

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(b)          directing the Transfer Agent to promptly issue to Dynasil, in its capacity as escrow agent (the “Escrow Agent”), a stock certificate representing 50,000 Shares of the Stock Purchase Price in the name of Parent (the “Escrow Shares”, including all dividends, distributions or earnings attributable thereto, collectively, the “Escrow Fund”), for the purpose of securing the indemnification rights of Buyer under this Agreement, and a stock certificate representing 50,000 Shares of the Stock Purchase Price in the name of Parent (the “Grant Holdback Shares”, including all dividends, distributions or earnings attributable thereto, collectively, the “Grant Holdback Fund”), for the purpose of securing the indemnification rights of Buyer pursuant to Section 9.2(b) of this Agreement. Any dividends, distributions or earnings on the Escrow Shares held in the Escrow Fund and on the Grant Holdback Shares held in the Grant Holdback Fund shall be deposited by the Escrow Agent into separate interest bearing bank accounts established by the Escrow Agent for such purpose. The Escrow Agent shall comply with the procedures pertaining to the Escrow Fund, the Grant Holdback Fund and any disputes related thereto as set forth in Article 9 below. Voting rights to the Escrow Shares and the Grant Holdback Shares shall be exercisable by Parent. Twelve months after the Closing Date (the “Escrow Release Date”), the Escrow Agent will deliver the remaining Escrow Shares in the Escrow Fund, if any, and any dividends, distributions or earnings with respect to such Escrow Shares then held in the Escrow Fund and accrued interest thereon, to Parent; provided, however, that subject to and in accordance with the terms of Article 9, the Escrow Agent shall withhold from delivery of the Escrow Fund such number of Escrow Shares as shall have a value, based upon the per share average closing price for the preceding 10 days of the Escrow Shares at the Escrow Release Date, equal to any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided further that the withheld Escrow Shares, to the extent not applied in satisfaction of indemnification obligations pursuant to Article 9, shall be delivered to Parent upon resolution of such dispute. Twenty-Four months after the Closing Date (the “Grant Holdback Release Date”), the Escrow Agent will deliver the remaining Grant Holdback Shares in the Grant Holdback Fund, if any, and any dividends, distributions or earnings with respect to such Grant Holdback Shares then held in the Grant Holdback Fund and accrued interest thereon, to Parent; provided, however, that subject to and in accordance with the terms of Article 9, the Escrow Agent shall withhold from delivery of the Grant Holdback Fund such number of Grant Holdback Shares as shall have a value, based upon the per share average closing price for the preceding 10 days of the Grant Holdback Shares at the Grant Holdback Release Date, equal to any amounts then in dispute relating to indemnification obligations arising pursuant to Section 9.2(b) of this Agreement, provided further that the withheld Grant Holdback Shares, to the extent not applied in satisfaction of indemnification obligations pursuant to Section 9.2 of this Agreement, shall be delivered to Parent upon resolution of such dispute;

(c)          paying the Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

1.6         Transfer of Purchased Assets and Assumption of Assumed Liabilities. At the Closing, Seller shall deliver or cause to be delivered to Buyer all consents, certificates, documents, instruments and other items reasonably requested by Buyer to give effect to the transactions contemplated hereby, including those set forth in clauses (a) through (c) below. Such instruments of transfer shall include, without limitation, the following: (a) a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”); (b) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assumption Agreement”); and (c) assignments and necessary approvals, consents and waivers duly executed by Seller, Buyer and all necessary third parties with respect to all Acquired Agreements and all Permits, to the extent such Permits are transferable. Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Purchased Assets and the Business.

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1.7         Closing. The closing of the sale and purchase of the Purchased Assets and the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”), concurrently with the delivery and execution of this Agreement by the electronic delivery of executed documents, and shall be deemed effective as of 12:01 A.M. on June 26, 2014.

1.8         Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price and the Assumed Liabilities among the Purchased Assets and the non-competition and non-solicitation agreements set forth in Article 10 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by an impartial, nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. Buyer and Seller also each agree to file Tax Returns (including, without limitation, Internal Revenue Service Forms 8594 with its federal income tax return for the taxable year that includes the Closing Date) consistently with the foregoing and in accordance with Section 1060 of the Code and the applicable Treasury Regulations, and to act in accordance with such allocation in the course of any Tax audit, Tax review or Tax litigation relating to this matter.

1.9         Transfer Taxes. All transfer, excise, documentary, sales, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Buyer, and Buyer will timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes.

1.10       Withholding. Each Party shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as such Party reasonably determines, after consultation with its counsel, that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person entitled to receipt of the payment in respect of which such deduction and withholding was made by such Party. Any such withholding shall be paid by such Party to the appropriate authorities on a timely basis.

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Article 2

REPRESENTATIONS AND WARRANTIES
OF SELLER AND PARENT

Seller and Parent, jointly and severally, represent and warrant to Buyer that, except as set forth in the disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”), the statements contained in this Article 2 are true and correct as of the date hereof. The Seller Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2 and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection in this Article 2 and such other representations and warranties in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties. For purposes of this Article 2, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of each of Jonathan Adamson, Jerry Trojan and Andy Pomeroy, as well as any other knowledge which such individuals could reasonably be expected to have possessed had they made reasonable inquiry with respect to the matter in question. The representations and warranties set forth in this Article 2 shall be additive to, and not mutually exclusive or in derogation of, one another.

2.1           Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Seller has the power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller is duly qualified to transact business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a Seller Material Adverse Effect. Each jurisdiction in which Seller is qualified or otherwise authorized to transact business is listed in Section 2.1 of the Seller Disclosure Schedule. Seller has previously delivered to Buyer complete and accurate copies of its certificate of formation and operating agreement as presently in effect (collectively, its “Organizational Documents”).

2.2           Authority to Execute and Perform Agreements. Seller has the power and authority to execute and deliver this Agreement, the Bill of Sale, the Assumption Agreement, the Exclusive Service Agreement, the Equipment Lease and all other agreements, certificates and instruments to be delivered by it hereunder (collectively, the “Transaction Documents”) and to perform fully its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and the other Transaction Documents when delivered at the Closing will be, duly executed and delivered by Seller, and constitute valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

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2.3         Noncontravention. Neither the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will (a) violate or constitute a breach of any provision of Seller’s Organizational Documents, (b) except as set forth in Section 2.3 of the Seller Disclosure Schedule, require on the part of Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.3 of the Seller Disclosure Schedule, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, (d) result in the imposition of any Liens (other than Permitted Liens) upon the Purchased Assets, or (e) violate any Order, Permit, Law or Regulation applicable to the Business, Seller, or the Purchased Assets.

2.4         Capitalization; Subsidiaries. Parent owns all of the issued and outstanding equity interests of Seller. Seller has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

2.5         Financial Statements.

(a)          Section 2.5(a) of the Seller Disclosure Schedule includes complete and accurate copies of (i) the unaudited balance sheet of Seller (the “Seller Balance Sheet”) at December 31, 2013 and the related statements of operations and statements of profit and loss for the period from April 17, 2013 to December 31, 2013 (the date of such balance sheet is the “Seller Balance Sheet Date”), and (ii) the unaudited balance sheet of Seller (the “Seller Interim Balance Sheet”) at May 30, 2014 (the date of such balance sheet is the “Seller Interim Balance Sheet Date”) and the related statements of operations and statements of profit and loss for the five (5) month-period then ended, (the financial statements in clauses (i) and (ii) collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared from, and are in accordance in all material respects with, the books and records of Seller and present accurately and fairly in all material respects the financial condition and results of operations of Seller as of the dates thereof and for the periods then ended in accordance with historical and past accounting principles and practices, consistently applied throughout the periods covered thereby, except that, the Seller Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments and do not include footnotes.

(b)          Absence of Certain Changes. Except as set forth in Section 2.5(b) of the Seller Disclosure Schedule, since the Seller Interim Balance Sheet Date, (a) there have been no changes in the assets, Liabilities or financial condition of Seller from that reflected in the Seller Interim Balance Sheet, except for changes in the ordinary course of business and (b) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.

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2.6           Undisclosed Liabilities; Prepayments; Indebtedness. Seller has no Liabilities (and to the knowledge of Seller there is no reasonable basis for any Litigation against Seller giving rise to any Liability), except for (i) Liabilities disclosed in Section 2.5(a) or Section 2.6 of the Seller Disclosure Schedule, (ii) Liabilities which have arisen since the Seller Interim Balance Sheet Date incurred in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law, and none of which, individually or in the aggregate, is material), or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Except as set forth in Section 2.6 of the Seller Disclosure Schedule, Seller does not hold, and is not liable to any customer or other Person for, any deposit or prepaid payment for goods to be sold or any services to be rendered after the Closing Date. Except for Indebtedness set forth in Section 2.6 of the Seller Disclosure Schedule, Seller does not have any Indebtedness.

2.7           Compliance with Laws. Except as set forth in Section 2.7 of the Seller Disclosure Schedule: (a) Seller is in material compliance with all Laws and Regulations applicable to the conduct of the Business and Purchased Assets, (b) Seller has not received notice of, and to the knowledge of Seller, there has never been, any citation, fine or penalty imposed or asserted against Seller for any violation or alleged violation of such Laws and Regulations, (c) since April 17, 2013, there have not been any material violations of any Laws and Regulations by Seller in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action, and (d) there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, enforcement proceeding or request for information pending or, to the knowledge of Seller, threatened relating to the Business or the Purchased Assets.

2.8         Tax Matters.

(a)          For purposes of this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor as a transferee or successor (under Section 6901 of the Code or any similar provision of applicable law) or by contract, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

(b)          Except as set forth on Section 2.8(b) of the Seller Disclosure Schedule, all Tax Returns required to be filed on or before the date hereof by or with respect to Seller or the Purchased Assets have been filed within the time and in the manner prescribed by law. All such Tax Returns were true, correct and complete in all material respects when prepared, and all Taxes owed or required to be paid by Seller or with respect to the Purchased Assets, whether or not shown on any Tax Return, have been paid. Seller has filed Tax Returns in all jurisdictions where it is required to file and neither Seller nor Parent has received written notice of any claim by any taxing authority in any other jurisdiction that Seller or the Purchased Assets are or may be subject to taxation by that jurisdiction.

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(c)          There are no Liens with respect to Taxes upon any of the assets or properties of Seller, other than with respect to Taxes not yet due and payable.

(d)          No audit, investigation, examination or administrative or judicial Tax proceeding is pending or is being conducted, or to the knowledge of Seller, threatened with respect to Seller or the Purchased Assets. Neither Seller nor Parent has received any communication from any taxing authority which has caused or should reasonably cause them to believe that an audit is forthcoming. No deficiency for any Taxes has been proposed, or is expected to be proposed, against Seller or with respect to the Purchased Assets, which deficiency has not been paid in full, and Seller does not know of any basis for the assertion of a Tax deficiency against it. No issue relating to Seller or with respect to the Purchased Assets or involving any Tax for which Seller might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes for any other period.

2.9         Litigation. There are no outstanding Orders of any Governmental Entity against Seller, the Purchased Assets, or the Business. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, there is no Litigation pending or, to the knowledge of Seller, threatened against Seller, the Purchased Assets, or the Business. There is no Litigation by Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

2.10       Properties; Title to Assets.

(a)          All leases and subleases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the real and personal property of the Business (collectively, the “Leases”), regardless of whether Seller is the landlord or tenant, lessor or lessee (whether directly or as an assignee or successor in interest) under such Lease, are in full force and effect, are valid and enforceable in accordance with their respective terms, and, except as set forth in Section 2.10(a) of the Seller Disclosure Schedule there is not, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Seller or, to Seller’s knowledge, any other party that would give rise to any material claim. Except as set forth in Section 2.10(a) of the Seller Disclosure Schedule, none of the Leases shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the transactions contemplated by this Agreement.

(b)          Seller owns and has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in the Business, including, without limitation, the Purchased Assets, free and clear of any Liens (other than Permitted Liens and the Syncrolite Security Interest). The Purchased Assets constitute all the assets, properties and rights, including without limitation, contractual rights, that are necessary for the conduct of the Business after the Closing in substantially the same manner as currently conducted by Seller. No Person other than Buyer has any agreement, option, or any right (whether by law or contract) capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Purchased Assets. Section 2.10(b) of the Seller Disclosure Schedules contains a list of equipment owned or used in the operation of the Business and a description of the condition of such equipment as of June 26, 2014.

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(c)          As a result of the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting Leases, or otherwise acquire the interests of Seller in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(d)          Seller makes no representation or warranty regarding the marketability, value, quality, or condition of the Purchased Assets consisting of tangible personal property, including, without limitation, the buildings, plants, structures, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, any related capitalized items, all inventory of Seller (including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods), and any other tangible personal property of Seller used in connection with the Business (the “Personal Property”). Seller hereby disclaims the implied warranties of merchantability and fitness for a particular purpose as to the Personal Property and Buyer accepts the Personal Property “AS IS” and assumes all risks related thereto

2.11       Intellectual Property.

(a)         As used in this Agreement, the following capitalized terms shall have meanings set forth below:

(i)          “Seller Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by Seller.

(ii)         “Intellectual Property Rights” means all U.S. and foreign: (A) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (B) trademarks, service marks, trade names, logos, service names, brand names and trade dress rights, whether registered or unregistered, and all registrations and applications to register any of the foregoing with any agency or authority; (C) copyrights and mask work rights, whether registered or unregistered, and all applications, registrations and renewals thereof; (D) Internet domain name registrations and applications therefore; (E) inventions, trade secrets and confidential information regarding the Business, whether patentable or unpatentable and whether or not reduced to practice, including all confidential formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof; and (F) any similar or equivalent rights to any of the foregoing (anywhere in the world).

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(iii)        “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, domain name, or other similar registration formalizing exclusive rights.

(b)          Section 2.11(a)(iv) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all material unregistered trademarks, service marks, trade names, logos, service names, brand names and trade dress rights. Seller does not own and none of the Seller Intellectual Property is Registered Intellectual Property.

(c)          Seller owns, is licensed to use, or otherwise has the full legal right to use, free and clear of any Liens (other than Permitted Liens and Syncrolite Security Interest), all Seller Intellectual Property. The Seller Intellectual Property constitutes all of the intellectual property used or held for use in, the operation of the Business as presently conducted or presently planned to be conducted. There are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to the Seller Intellectual Property. The consummation of the transactions contemplated herein will not alter, give rise to a restriction or encumbrance with respect to, extinguish or result in the creation of any Lien with respect to, trigger any payment or change or alter the amounts owed to or from any third parties with respect to, or alter any material terms of Seller Intellectual Property Rights.

(d)          To the knowledge of Seller, neither the conduct of the Business by Seller as presently conducted nor the services or products of Seller infringe, constitute the misappropriation of, or violate, any Intellectual Property Rights of any third party. Except as set forth on Section 2.11(a)(vi) of the Seller Disclosure Schedule, Seller has no knowledge of any claim, and Seller has not received any notice or other communication (in writing or otherwise) of any claim, from any person asserting that the Business or any of the services or products of Seller infringe or may infringe, constitute the misappropriation of, or violate, any Intellectual Property Rights of another Person.

2.12       Contracts and Other Agreements.

(a)          Section 2.12 of the Seller Disclosure Schedule (indicating in each case which of clauses (i) through (xv) is applicable) sets forth a list of all contracts, commitments and other agreements (whether written or oral) (x) to which Seller is a party or by which Seller, the Business or any of the assets and properties of Seller (including the Purchased Assets) are bound and (y) that require or could require payments to or by, the Seller in excess of $5,000 (collectively, the “Contracts”), including, without limitation, the following:

(i)          any agreement with customers or other purchasers of goods or services from Seller;

(ii)         any agreement in which Seller is the purchaser of goods or services;

(iii)        any distributor, sales representative, or similar agreement;

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(iv)        any agreement (other than this Agreement) for the disposition of a material portion of the assets of Seller, other than for the sale of inventory in the ordinary course of business;

(v)         any agreement that limits or restricts Seller or its successors from competing or engaging in any line of business, or in any geographic area or with any Person (irrespective of the threshold set forth above);

(vi)        any lease, sublease or other agreement under which Seller is lessor or lessee of any real or personal property; and

(vii)       any other agreements to which Seller is a party.

(b)          Seller has delivered or made available to Buyer or its representatives true and complete copies of all Contracts (and all amendments or other modifications thereto). All of such Contracts are valid, in full force and effect and binding against Seller and, to the knowledge of Seller, the other parties thereto in accordance with their respective terms. Except as set forth in Section 2.12(b) of the Seller Disclosure Schedule, Seller has paid in full all amounts now due from it under all such Contracts, and has satisfied in full or provided for all of its Liabilities thereunder that are presently required to be satisfied or provided for. None of Seller or, to Seller’s knowledge, any other party thereto, is in default of any of its obligations under any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute a material default by Seller thereunder.

2.13       Employee Relations. Section 2.13 of the Seller Disclosure Schedule sets forth a list of all employees, officers and consultants of Seller (collectively, the “Seller Employees”) (including name, title, date of hire and annual compensation). Except as set forth in Section 2.13 of the Seller Disclosure Schedule, no Seller Employee has given as of the date hereof notice of an intention to leave Seller’s employ before or after the Closing. Upon termination of the employment or engagement of any employees or consultants of Seller, Buyer shall not be liable, by reason of the purchase of the Purchased Assets or anything done prior to the Closing Date, to any of such persons for severance or retention pay or any other payments.

2.14       Employee Plans.

(a)          Section 2.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements providing employee benefits for current employees, officers, directors, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries for which Seller has any Liability or contingent Liability (the “Employee Plans”), including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate is a party or required to contribute.

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(b)          No Employee Plan is or has ever been subject to Title IV of ERISA.

(c)          Except as set forth on Section 2.14(c) of the Seller Disclosure Schedule, Seller has no “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Seller as employees of Seller.

(d)          With respect to all Employee Plans, (i) such Employee Plans have been maintained in all material respects in accordance with applicable Laws and Regulations, including without limitation the Code and ERISA, (ii) if intended to qualify for special Tax treatment, such Employee Plans meet all requirements of Laws and Regulations for such treatment, (iii) such Employee Plans which are not fully insured are fully funded, to the extent required by Law, based upon reasonable actuarial assumptions, (iv) all required contributions or premium payments due for such Employee Plans have been made and (v) no Liability exists or reasonably could be imposed upon the assets of Seller by reason of such Employee Plans.

2.15       Environmental Matters.

(a)          Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, Seller is in material compliance with and has complied in all material respects with all applicable Environmental Laws. Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, Seller has not generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for recycling, treatment, storage or disposal at any site or facility, except in compliance with all applicable Environmental Laws. To the knowledge of Seller, except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, there has been no generation, use, handling, storage or disposal of Hazardous Materials in violation of any applicable Environmental Law at any site owned, used or operated by, or premises leased by Seller in connection with the Business during the period of Seller’s ownership, operation or lease or, to the knowledge of Seller, prior thereto, nor has there been or, to Seller’s knowledge, is there threatened, any Release of any Hazardous Materials into, on, at or from any such site or premises, including, without limitation, into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the knowledge of the Seller, prior thereto, in violation of any applicable Environmental Law or which created or will create an obligation on the part of Seller to report or respond in any way to such Release. To the knowledge of Seller, except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, there is no underground or aboveground storage tank or other container at any site currently owned, used or operated by, or premises leased by Seller.

(b)          To the knowledge of Seller, no real property currently owned, used or operated by, or leased by Seller, is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Materials. No such site or premises is listed or, to the knowledge of Seller, proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any comparable state or local governmental lists. Neither Seller nor Parent has received written notification of, and Seller has no knowledge of, any potential responsibility of Seller pursuant to the provisions of (i) CERCLA, or (ii) any similar federal, state, local or other Environmental Law.

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(c)          Seller previously has delivered or made available to Buyer complete and correct copies of any and all environmental audits or risk assessments, site assessments, and documentation within its possession or control regarding the condition of any real property currently or formerly owned, leased or operated by the Seller, off-site disposal or release of Hazardous Materials, spill control plans and all other written material correspondence, documents or communications with any Governmental Entity regarding the foregoing.

2.16       Permits. Section 2.16 of the Seller Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, consents, registrations, certifications, orders, approvals or authorizations of any Governmental Entity, including, but not limited to, those relating to environmental matters, public and worker health and safety, buildings, highways or zoning, material to the operation of the Business (collectively, “Permits”). Seller has all Permits necessary for the operation of the Business, and all of such Permits are in full force and effect. Seller is operating in material compliance with all applicable Permits; any applications for renewal necessary to maintain any Permit in effect that were due to have been filed prior to the Closing Date have been filed; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke, suspend, limit or adversely modify any Permit. .

2.17       Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Seller, or any action taken by or on behalf of Seller.

2.18       Full Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in the Seller Disclosure Schedule or any other document, certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

2.19       Solvency.

(a)          Seller is not now insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement. As used in the foregoing sentence, “insolvent” means that the sum of the Indebtedness and other probable Liabilities of Seller (ignoring, for purposes hereof, any intercompany indebtedness payable to Parent (“Intercompany Debt”), the payment of which will be subordinated to any Liabilities to third parties) exceeds the present fair saleable value of Seller’s assets.

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(b)          Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities (excluding any Intercompany Debt); and (iv) taking into account all pending and threatened Actions, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other Liabilities of Seller (excluding Intercompany Debt). The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities (excluding Intercompany Debt) and judgments promptly in accordance with their terms.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date:

3.1         Title to Seller Interests. One hundred percent (100%) of the issued and outstanding equity interests of Seller (the “Seller Interests”) are owned of record or beneficially by Parent. Parent has sole voting power and sole dispositive power with respect to the Seller Interests. Parent has good and marketable title to the Seller Interests, free and clear of all Liens (other than Permitted Liens).

3.2         Organization and Qualification. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

3.3         Authority to Execute and Perform Agreements. Parent has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been, and the other Transaction Documents to which Parent is a party when delivered at Closing will be, duly executed and delivered by Parent and constitute valid and binding obligations of Parent, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.4         Noncontravention. Neither the execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by Parent of the transactions contemplated hereby and thereby will (a) violate or constitute a breach of any provision of the certificate of formation and operating agreement of Parent, (b) require on the part of Parent any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent is a party or by which it is bound or to which any of its assets or properties is subject, (d) result in the imposition of any Lien (other than Permitted Liens) upon any assets or properties of Parent or (e) violate any Order or Law or Regulation in effect as of the Closing Date applicable to Parent or any of its properties or assets. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, Parent will not be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party.

3.5         Litigation. There is no Litigation pending or, to the knowledge of Parent, threatened against Parent which questions the validity of this Agreement or the right of Parent to enter into this Agreement or the Transaction Documents to which it is a party.

3.6         Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or any action taken by or on behalf of Parent.

3.7         Disclosures. No representation or warranty by Parent contained in this Agreement or any other document, certificate or other instrument delivered by or on behalf of Parent pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.8         Investment Representations.

(a)          Acquisition Entirely for Own Account. This Agreement is made with Parent in reliance upon Parent’s representation to Buyer and Dynasil, which by Parent’s execution of this Agreement, Parent hereby confirms, that the Shares to be acquired by Parent will be acquired for investment for Parent’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Parent has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Parent further represents that Parent does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Parent has not been formed for the specific purpose of acquiring the Shares. Notwithstanding the foregoing, nothing set forth in this Section 3.8(a) or the Agreement shall prohibit Parent from pledging the Shares, other than the Escrow Shares and the Grant Holdback Shares, as collateral on its credit facility with its third party lender.

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(b)          Restricted Securities. Parent understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Parent understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Parent must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Parent acknowledges that Dynasil has no obligation to register or qualify the Shares. Parent further acknowledges that if an exemption from registration or qualification is available (including under Rule 144 adopted under the Securities Act), it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Dynasil which are outside of Parent’s control, and which Dynasil is under no obligation and may not be able to satisfy. Dynasil shall use commercially reasonable efforts to instruct its transfer agent to remove any restricted legend on the Shares, provided that all requirements under the Securities Act are satisfied.

(c)          Legends. Parent understands that the Shares will be notated with the following legend and any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(d)          Accredited Investor. Parent is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)          Residence. The office or offices of Parent in which its principal place of business is identified is the address or addresses of Parent set forth in Section 12.1 of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date.

4.1         Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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4.2         Authority to Execute and Perform Agreements. Buyer has the corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party when delivered at Closing will be, duly executed and delivered by Buyer, and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3         Noncontravention. Neither the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) violate or constitute a breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject, (d) result in the imposition of any Lien (other than Permitted Liens) upon any assets of Buyer or (e) violate any Order or Law or Regulation in effect as of the Closing Date applicable to Buyer or any of its properties or assets. Buyer will not be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party.

4.4         Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or any action taken by or on behalf of Buyer.

4.5         Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Article 5

REPRESENTATIONS AND WARRANTIES OF DYNASIL

5.1         Organization and Qualification. Dynasil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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5.2         Authority to Execute and Perform Agreements. Dynasil has the corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Dynasil is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Dynasil. This Agreement has been, and the other Transaction Documents to which Dynasil is a party when delivered at Closing will be, duly executed and delivered by Dynasil, and constitute valid and binding obligations of Dynasil, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3         Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Dynasil in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Dynasil or any action taken by or on behalf of Dynasil.

5.4         Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Parent. Assuming the accuracy of the representations of Parent in Section 3.8 of this Agreement and the completion of any required filings under federal or state securities laws, the Shares will be issued in compliance with all applicable federal and state securities laws.

Article 6

COVENANTS AND AGREEMENTS

6.1         Further Assurances.

(a)          The Parties shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required or desirable to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets, to put Buyer in actual possession and operating control of the Purchased Assets and the Business, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Each Party shall use its commercially reasonable efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Seller will not take any action that is intended to discourage any lessor, lessee, licensee, licensor, supplier, customer, payor or employee of Seller or any other Person with whom Seller has a relationship from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will use commercially reasonable efforts to refer all customer inquiries relating to the Business to Buyer from and after the Closing.

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(b)          The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return, including without limitation any audit or Tax working papers. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 6.1(b). In addition, Buyer and Seller, with respect to the documents referred to in this Section 6.1(b), agree to maintain such records for a period of seven (7) years from the Closing Date and each such Party agrees to afford the other reasonable access to such records during normal business hours. Each Party will notify the other Party with respect to such records prior to such records destruction and give the other Party a reasonable opportunity to obtain copies of such records prior to their destruction.

(c)          Notwithstanding the restrictions and covenants in Article 10, for a period of 120 days following the closing, Parent or Seller may engage Candy Moran, Barry Davis, Tom Lew, and Bob Naum (the “Transition Employees”) to provide the services to Parent and Seller set forth on Exhibit E to this Agreement. Buyer shall only make available such Transition Employees to the extent such engagement does not interfere with Buyer’s operation of the business following the Closing or the Transition Employees’ employment with Buyer. Nothing herein shall require the Transition Employees to accept an engagement with Seller or Parent.

6.2         Assignment of Contracts. To the extent that any lease, license, contract, agreement, sales or purchase order, Permit or right of Seller included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”), is not capable of being sold, assigned, transferred or conveyed without causing a violation of applicable Laws and Regulations or without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other Person, including a Governmental Entity (or if such Interest would be breached in the event of a sale, assignment, transfer or conveyance without such approval, consent or waiver), then this Agreement shall not, in the event such issuer or other Person shall object to such assignment, constitute an assignment or conveyance thereof absent such approval, consent or waiver. Seller shall exercise commercially reasonable efforts to cooperate with Buyer, at its request, in any reasonable and lawful arrangements designed to provide the benefits of any such Interests to Buyer.

6.3         Employment of Seller Employees and Benefit Plan Matters.

(a)          Seller acknowledges that Buyer, at or before the Closing Date, shall have extended offers of employment to the Seller Employees listed on Schedule 6.3(a) (the “Designated Employees”). Seller agrees to use commercially reasonable efforts to cause the Designated Employees to make available their employment services to Buyer. Seller hereby consents to the hiring of such Designated Employees by Buyer and waives any claims or rights Seller may have against Buyer or any such Designated Employees under any non-competition, confidentiality or employment agreement arising out of or relating to the employment by Buyer of such Designated Employees.

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(b)          On the Closing Date, Seller shall terminate the employment of all Designated Employees who accept an offer of employment from Buyer (each, a “Continuing Employee”) and provide such employees with written notice of termination. On the Closing Date, Buyer may employ any of the Designated Employees upon those terms that it may establish in its sole discretion. Seller hereby covenants to comply with any notice obligations under any applicable state unemployment insurance Laws and Regulations with respect to employees whose employment is being terminated by Seller on the Closing Date.

(c)          After the Closing Date, Seller shall remain responsible for (i) any and all wages, salaries and other cash compensation (including, without limitation, accrued vacation leave, sick leave earned and vested bonuses, commissions and other incentive-based cash compensation) payable to the Seller Employees and any former employees, officers and consultants of Seller (“Former Seller Employees”) for periods on and prior to the Closing Date, (ii) all accrued and unpaid vacation or sick pay (collectively, “PTO”), (iii) any severance, retention bonus or change in control payment payable to any of the Seller Employees or Former Seller Employees that become due or owed as a result of the consummation of the transactions contemplated by this Agreement, (iv) providing COBRA continuation coverage for any Employee Plan that is a group health plan with respect to any qualifying event that occurs on or before the Closing Date, and (v) except as provided in clause (i) of Section 6.3(d) with respect to certain cash compensation, any and all Liabilities relating to or arising in connection with the Employee Plans.

(d)          After the Closing Date, Buyer shall become responsible for any and all wages, salaries and other cash compensation payable to each Continuing Employee for periods following the Closing Date on such terms and conditions as Buyer and each Continuing Employee may agree. Buyer shall be solely responsible for PTO after the Closing Date with respect to service after the Closing of all Continuing Employees. Except as specifically set forth in Section 6.3(b) and this Section 6.3(d), Buyer shall have (x) no obligation to offer employment to, or to employ, any Seller Employee, (y) no Liability in respect of any Seller Employee or Former Seller Employee for salary, compensation, severance, health, welfare, retirement or other benefits arising out of employment or engagement with Seller, and (z) the right to terminate any Continuing Employee for any reason after the Closing Date. Subject to applicable Laws and Regulations and the terms and conditions of the applicable benefit plans, the Continuing Employees who were participating immediately prior to the Closing Date in the Employee Plans for which Buyer has a corresponding benefit plan shall (i) be eligible to participate in Buyer’s employee benefit plans (“Buyer’s Employee Plans”) on such terms as determined by Buyer and each Continuing Employee and (ii) receive service credit under Buyer’s Employee Plans for eligibility and vesting purposes (but not for purposes of benefit accruals or employer contributions) for prior service with Seller (to the extent recognized by the Seller Employee Plans). Nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Buyer to amend or terminate any employee benefit plan at any time. Buyer and Seller agree that the Seller Employees are not third-party beneficiaries of this Agreement.

6.4         Use of Seller Intellectual Property. As promptly as practicable following the Closing, Seller shall remove any Seller Intellectual Property from letterheads and other materials remaining in its possession or under its control, and Seller shall not use, put into use, or purport to authorize any other Person to use after the Closing, any materials that bear any trademark, service mark, trade dress, logo, trade name or company name contained in Seller Intellectual Property or any trademark, service mark, trade dress, logo, trade name or company name similar or related thereto.

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6.5         Public Announcements. After the Closing Date, Seller and Parent shall not (and Seller and Parent shall not permit any of its representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without Dynasil’s and Buyer’s prior written consent, which consent shall not be unreasonably withheld; provided that Seller and Parent may make such disclosure if it is required to do so by applicable law.

6.6         Fees and Expenses. Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and other advisors.

6.7         New York State Grant.

(a)          Seller received a grant in the amount of approximately $125,000 (the “Grant”) from the New York State Urban Development Corporation d/b/a Empire State Development (“ESD”) pursuant to that certain Grant Disbursement Agreement dated on or around September 24, 2013 by and between Seller and ESD (the “Grant Disbursement Agreement”). Parent executed that certain Guaranty dated on or around September 24, 2013 in favor of ESD guaranteeing all sums payable or which may become payable under the Grant Disbursement Agreement (the “Parent Guaranty”). Within thirty days of the Closing, Seller shall assign to Buyer all of its right, title and interest in the Grant Disbursement Agreement, and subject to this Section 6.7, Buyer shall assume all of the obligations of Seller under the Grant Disbursement Agreement (the “Grant Assignment”). In connection with the Grant Assignment, Dynasil shall enter into a guaranty agreement in favor of ESD guaranteeing all sums payable or which may become payable under the Grant Disbursement Agreement in a form mutually agreeable to Dynasil and ESD.

(b)          Following the Grant Assignment, Parent shall remain a guarantor of the obligations arising under the Grant Disbursement Agreement pursuant to the Parent Guaranty.

(c)          Following the Grant Assignment, Buyer covenants and agrees to perform all of the obligations under the Grant Disbursement Agreement, including, but not limited to, all reporting obligations; provided however, that Buyer shall only be required to maintain at least six (6) employees in Rochester, New York through December 31, 2015 (collectively, the “Buyer Grant Obligations”).

(d)          Any recapture of the Grant and any penalties and interest associated therewith, if any, based upon or arising from a breach by Buyer of the Buyer Grant Obligations shall be the responsibility of Buyer and Dynasil, jointly and severally (the “Buyer Parties Grant Obligation”).

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(e)          Subject to the Parent Grant Cap Amount set forth in subsection (f) below, any recapture of the Grant and any penalties and interest associated therewith, if any, based upon or arising from something other than a breach by Buyer of the Buyer Grant Obligations shall be the responsibility of Parent, as guarantor (the “Parent Grant Obligation”).

(f)          Notwithstanding anything to the contrary contained herein, the amount of the Parent Grant Obligation shall not exceed $100,000 and any penalties or interest associated therewith (the “Parent Grant Cap Amount”). For the purposes of clarification, Buyer and Dynasil, jointly and severally, shall be solely responsible for the recapture of any grants made to Buyer by ESD under the Grant Disbursement Agreement following the Grant Assignment.

Article 7

CONDITIONS PRECEDENT TO THE OBLIGATION
OF BUYER AND DYNASIL TO CLOSE

The obligation of Buyer and Dynasil to consummate the transactions contemplated hereby is subject to the satisfaction by Seller or Parent, as applicable, or waiver by Buyer, on or before the Closing Date, of the following conditions:

7.1         Representations, Warranties and Covenants. The representations and warranties made by Seller and Parent in this Agreement shall have been true and correct as of the date of this Agreement, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

7.2         Consents. Buyer shall have received evidence of the receipt of all authorizations and consents of others required to permit the consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) the consent of all necessary third parties with respect to the assignment of the Acquired Agreements, (ii) the consent of all Governmental Entities with respect to the assignment of all Permits, and (iii) all consents listed or required to be listed in Section 2.3 of the Seller Disclosure Schedule.

7.3         Corporate Certificates. Seller shall have delivered to Buyer (a) a copy of its articles of organization, certified by the Secretary of the State of New York, (b) a certificate, as of the most recent practicable date, of the Secretary of the State of New York as to its good standing, and (c) certificates, as of the most recent practicable date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign limited liability company. Parent shall have delivered to Buyer (a) a copy of its certificate of formation, certified by the Secretary of the State of Texas, (b) a certificate, as of the most recent practicable date, of the Secretary of the State of Texas as to its good standing, and (c) certificates, as of the most recent practicable date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign corporation.

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7.4         Manager’s Certificate. Seller shall have delivered to Buyer a certificate of its Manager, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to (a) its operating agreement, as in effect on and as of the Closing Date, (b) the resolutions of its managers and members authorizing and approving the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (c) the incumbency of the officers and/or managers of Seller executing documents executed and delivered in connection herewith. Parent shall have delivered to Buyer a certificate of its Manager, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to (a) its operating agreement, as in effect on and as of the Closing Date, (b) the resolutions of its managers and members authorizing and approving the execution, delivery and performance by Parent of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (c) the incumbency of the officers and/or managers of Parent executing documents executed and delivered in connection herewith.

7.5         Closing of Line of Credit. Buyer shall have closed a line of credit with Middlesex Savings Bank on or before the Closing Date.

7.6         Instruments of Transfer. Seller shall have executed and delivered to Buyer the instruments of transfer in conformity with Section 1.6.

7.7         FIRPTA Certificate. Parent shall have delivered to Buyer (i) a certification of non-foreign status for Seller and Parent dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2).

7.8         Exclusive Supply Agreement. Parent shall have delivered to Buyer an executed copy of the Exclusive Supply Agreement in the form attached hereto as Exhibit C (the “Exclusive Supply Agreement”).

7.9         Equipment Lease. Parent shall have delivered to Buyer an executed copy of the Equipment Lease in the form attached hereto as Exhibit D (the “Equipment Lease”) pursuant to which Parent shall lease its Chamber 9612 coating machine to Buyer.

7.10       Lien Releases. Parent shall deliver to Buyer a UCC-3 Termination Statement terminating the UCC Financing Statement (filing number 201304178156528) for the Syncrolite Security Interest.

Article 8

CONDITIONS PRECEDENT TO
THE OBLIGATION OF SELLER AND PARENT TO CLOSE

The obligation of Seller and Parent to consummate the transactions contemplated hereby is subject to the satisfaction by Buyer and Dynasil, or waiver by Seller, on or before the Closing Date, of the following conditions:

8.1         Representations, Warranties and Covenants. The representations and warranties made by Buyer and Dynasil in this Agreement shall have been true and correct as of the date of this Agreement, other than representations and warranties made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Each of Buyer and Dynasil shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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8.2         Corporate Certificates. Each of Buyer and Dynasil shall have delivered to Seller a copy of its (a) certificate of incorporation as in effect immediately before the Closing Date, certified by the Secretary of State of the State of Delaware, (b) a certificate, as of a recent date, of the Secretary of State of the State of Delaware as to its corporate good standing, and (c) certificates, as of a recent date, as to its good standing from each foreign jurisdiction in which it is qualified to conduct business as a foreign corporation.

8.3         Certificate of Secretary. Each of Buyer and Dynasil shall have delivered to Seller a certificate of its Secretary, dated as of the Closing Date, certifying as to (a) its bylaws, as in effect on and as of the Closing Date, (b) the resolutions of its board of directors and stockholders, if applicable, authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (c) the incumbency of its officers executing the documents executed and delivered in connection herewith.

8.4         Instruments of Transfer. Buyer shall have executed and delivered to Seller the instruments of transfer to which it is a party in conformity with Section 1.6.

8.5         Exclusive Supply Agreement. Buyer shall have delivered to Parent an executed copy of the Exclusive Supply Agreement.

8.6         Equipment Lease. Buyer shall have delivered to Parent an executed copy of the Equipment Lease.

Article 9

INDEMNIFICATION

9.1         Survival. All representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 9.5.

9.2         Obligation of Seller and Parent to Indemnify. After the Closing Date, Seller and Parent shall, jointly and severally, indemnify, defend and hold harmless Buyer (and its directors, officers, stockholders, employees, agents, Affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to Article 9 (“Losses”) resulting from, based upon or relating to:

(a)          any misrepresentation or breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Seller or Parent contained in this Agreement, the Seller Disclosure Schedule or the other Transaction Documents;

(b)          any failure to perform the Parent Grant Obligation, subject to the Parent Grant Cap Amount;

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(c)          any failure to perform any covenant or agreement of Seller or Parent contained in this Agreement or the other Transaction Documents; and

(d)          any Excluded Asset or Excluded Liability.

9.3         Obligation of Buyer and Dynasil to Indemnify. After the Closing Date, Buyer and Dynasil, jointly and severally, shall indemnify, defend and hold harmless Seller and Parent (and their respective members, managers, officers, employees, agents, Affiliates and assigns) from and against all Losses resulting from, based upon or relating to:

(a)          any misrepresentation or breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Buyer or Dynasil contained in this Agreement or the other Transaction Documents;

(b)          any failure to perform any covenant or agreement of Buyer or Dynasil contained in this Agreement or the other Transaction Documents;

(c)          any failure to perform the Buyer Grant Obligations or Buyer Parties Grant Obligation;

(d)          any Liability arising out of the ownership of the Purchased Assets or the operation of the Business by Buyer after the Closing, unless Buyer is entitled to be indemnified pursuant to Section 9.2; and

(e)          any Assumed Liability.

9.4         Satisfaction of Indemnification Claims.

(a)          Subject to Section 9.5, any claim by Buyer for Losses under Section 9.2 shall be payable by Seller and Parent, first, by cancellation by the Escrow Agent of such whole number of the Escrow Shares as shall equal the amount of such Losses under Section 9.2 divided by the per share average closing price for the preceding 10 days of the Escrow Shares on the date such indemnification payment is to be made. To the extent that the value of the Escrow Shares is insufficient to cover the entire amount of the Losses incurred under Section 9.2, then Seller or Parent shall make payment to Buyer for any remaining amount owed for such Losses, at the election of Seller or Parent, by either (i) delivering Shares of Common Stock of Dynasil (other than the Grant Holdback Shares) of such whole number as shall equal the amount of such Losses divided by the per share average closing price for the preceding 10 days of such Shares of Common Stock of Dynasil on the date such indemnification payment is to be made, or (ii) delivering cash, by wire transfer, check, or other method acceptable to Buyer.

(b)          Subject to the Parent Grant Cap Amount, any claim by Buyer for Losses under Section 9.2(b) shall be payable by Seller and Parent, first, by cancellation by the Escrow Agent of such whole number of the Grant Holdback Shares as shall equal the amount of such Losses under Section 9.2(b) divided by the per share average closing price for the preceding 10 days of the Grant Holdback Shares on the date such indemnification payment is to be made. To the extent that the value of the Grant Holdback Shares is insufficient to cover the entire amount of the Losses incurred under Section 9.2(b), then Seller or Parent shall make payment to Buyer for any remaining amount owed for such Losses, at the election of Seller or Parent, by either (i) delivering Shares of Common Stock of Dynasil of such whole number as shall equal the amount of such Losses divided by the per share average closing price for the preceding 10 days of such Shares of Common Stock of Dynasil on the date such indemnification payment is to be made, or (ii) delivering cash, by wire transfer, check, or other method acceptable to Buyer.

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(c)          Subject to Section 9.5, any claim by Seller or Parent for Losses under Section 9.3 shall be payable by Buyer in cash, by wire transfer, check or other method acceptable to Seller and Parent.

9.5         Limitation on Indemnification. The indemnification obligations of the Parties under this Article 9 shall be subject to the following limitations:

(a)          Time Limitations on Claims. No indemnification shall be payable pursuant to Section 9.2(a) or 9.3(a) with respect to claims made following the twelve (12) month anniversary of the Closing Date, except that indemnification for claims based on any inaccuracy or breach of the representations made in Sections 2.1, 3.2, 4.1 and 5.1 (Organization), 3.1 (Title to Seller Interests), 2.2, 3.3, 4.2 and 5.2 (Authority), 2.4 (Capitalization), 2.8 (Tax Matters), 2.10 (Properties; Title to Assets) and 2.17 (Broker’s Fee) shall be payable until the expiration of the applicable statutes of limitation (such claims referred to above being collectively referred to as the “Excepted Claims”).

(b)          Threshold on Losses. No Losses shall be paid pursuant to Section 9.2(a) or 9.3(a) unless and until the aggregate claims for Losses exceed $50,000, after which the Party seeking indemnification hereunder (such Party, the “Indemnified Party”) shall be entitled to all such Losses commencing from the first dollar of all such Losses. Notwithstanding the foregoing, the Indemnified Party shall be entitled to all Losses incurred as a result of any Excepted Claim, commencing from the first dollar of such Losses.

(c)          Ceiling on Claims for Losses. Except for Losses incurred as a result of any Excepted Claim, the maximum aggregate liability of a Party, either Buyer and Dynasil, jointly and severally, or Seller and Parent, jointly and severally, from whom indemnification is sought hereunder (such Party, the “Indemnifying Party”) for indemnification under Section 9.2(a) or 9.3(a) shall not exceed $150,000. For Losses incurred as a result of an Excepted Claim, the maximum aggregate liability of the Indemnifying Party for indemnification under Section 9.2(a) or 9.3(a) shall not exceed $1,500,000. All liability of Seller and Parent for any Losses shall be calculated in the aggregate and the joint liability of Seller and Parent shall not exceed the amounts described in this Section. All liability of Buyer and Dynasil for any Losses shall be calculated in the aggregate and the joint liability of Buyer and Dynasil shall not exceed the amounts described in this Section.

9.6         Assertion of Claims.

(a)          Notice of Claim. Promptly after receipt of notice of any Losses for which an Indemnified Party seeks indemnification hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party, demanding payment, subject to Section 9.5, of an indemnification claim arising under Section 9.2 or 9.3, as the case may be (a “Demand”). Such Demand shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim, the basis of the Indemnified Party’s request for indemnification under this Agreement. No delay on the part of an Indemnified Party in notifying the Indemnifying Party under this Section 9.6 shall relieve any Party from any obligation hereunder, except to the extent that an Indemnified Party shall have been adversely affected by such delay.

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(b)          Response to a Demand. The Indemnifying Party may reply to a Demand made under Section 9.6(a) hereof by written notice given to the Indemnified Party, which notice shall state (i) whether the Indemnifying Party agrees or disagrees that the claim asserted is a valid claim under this Agreement and agrees or disagrees with respect to the amount of the Losses in such Demand and (ii) if the Indemnifying Party disagrees with either the validity of such claim or the amount of such Losses, the basis for such disagreement. If Buyer is the Indemnified Party, and if Seller or Parent does not give Buyer a notice disputing such Demand specifying the nature and amount of such dispute within thirty (30) days after receipt of the Demand (the “Indemnity Notice Period”), or if Seller or Parent gives notice that such Demand is uncontested, then Seller and/or Parent, pursuant to such Demand, shall satisfy the claim in the method set forth in Section 9.4. If the notice from Seller or Parent admits that a portion of the Demand is a valid claim under Section 9.2 of this Agreement and the remaining portion of the Demand is disputed, Seller or Parent shall satisfy only such portion of the Demand that is undisputed, and the disputed portion of such Demand shall be resolved in accordance with Section 9.6(c).

(c)          Disputed Claims. If the notice given by the Indemnifying Party as provided in Section 9.6(b) hereof disputes all or part of the claim or claims asserted in the Demand by the Indemnified Party or the amount of Losses thereof, within the Indemnity Notice Period (a “Disputed Claim”), then, to the extent of the disputed portion of the Demand, the Demand shall be treated as a Disputed Claim and, if Buyer is the Indemnified Party, the Escrow Release Date or the Grant Holdback Release Date, as applicable, has not occurred, the Escrow Shares or the Grant Holdback Shares, as applicable, shall be held by the Escrow Agent until the final adjudication of the Disputed Claim by Seller and Buyer. The Parties hereto shall make a reasonable good faith effort to resolve their differences for a period of thirty (30) days following the Indemnity Notice Period asserting a Disputed Claim.

(d)          Third Party Claims. Promptly after receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 9.2 or 9.3, the Indemnified Party shall promptly give written notice of such Third Party Claim (a “Notice of Third Party Claim”) to the Indemnifying Party, which Notice shall state the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the specific representation(s), warranty(ies) or covenant(s) with respect to which such Third Party Claim is made, (iii) the amount of Losses or the estimated amount thereof to the extent feasible, and (iv) the amount of liability asserted against the Indemnifying Party by reason of the Third Party Claim. Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand and any other relevant document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party under this Agreement or otherwise except to the extent that an Indemnifying Party shall have been adversely affected by such failure.

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(e)          Defense of Third Party Claims. The Indemnifying Party may elect to defend any Third Party Claim with counsel of its own choosing, reasonably acceptable to the Indemnified Party, within thirty (30) days after receipt of the Notice of Third Party Claim by the Indemnifying Party (the “Election to Defend”), and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim, provided that no Third Party Claim may be settled without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, and provided that such claim is defended actively and diligently. An election to assume the defense of such claim or demand shall be an admission that such claim is within the scope of the indemnification obligations hereunder of the Indemnifying Party. If the Indemnifying Party chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend or by failure to actively and diligently defend such claim, the Indemnified Party may defend against such Third Party Claim. The Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim and seek indemnification pursuant to this Article 9 for Losses resulting from such Third Party Claim; provided, that the Indemnified Party shall provide prior written notice to the Indemnifying Party of such entry into a judgment or settlement to the extent reasonably practical, and if not reasonably practical, promptly thereafter. In addition, if the Indemnifying Party has assumed defense of the Third Party Claim and if a potential or actual conflict of interest shall exist or if different defenses shall be available between Seller and Buyer, then the Indemnified Party shall be entitled to retain separate legal counsel and submit the fees and expenses of such counsel as part of a Demand pursuant to Section 9.2 or 9.3, as applicable. Notwithstanding the foregoing, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. Each Party shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.

9.7         Tax Treatment. The Parties agree to treat all payments made by or deemed to be made by a Party under this Article 9 as adjustments to the Purchase Price hereunder unless otherwise required by applicable law.

Article 10

NON-COMPETITION AND NON-SOLICITATION COVENANTS

10.1       Non-Competition and Non-Solicitation. As further consideration for the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement:

(a)          For a period ending on the three (3) year anniversary of the Closing Date (the “Restriction Period”), neither Seller nor Parent shall, and each shall require their respective Affiliates not to, directly or indirectly, (i) develop, market, manufacture or sell any goods or services that compete with Buyer in the Business or (ii) engage in any business competitive to the Business; provided, however, the Parties agree that Seller and Parent and their respective Affiliates may engage in selling or reselling dichroic coatings on flexible film substrates for theatrical lighting and those certain other activities set forth on Section 10.1 of the Seller Disclosure Schedule, which will not be in violation of the covenants set forth in this Section; and

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(b)          Seller and Parent also agree during the Restriction Period, not to, directly or indirectly:

(i)          employ or hire any person who is a Designated Employee or is, as of the Closing Date, or becomes thereafter, an employee of Buyer and any of its Affiliates (each such individual, a “Restricted Person”), provided, however, neither Seller nor Parent shall be precluded from hiring any Restricted Person who responds to any public advertisement placed by Seller or Parent or who otherwise contacts Seller or Parent on his or her own initiative, in each case without any direct or indirect solicitation by Seller or Parent;

(ii)         call upon, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from Buyer; or

(iii)        call upon, solicit or communicate with any Person who is, as of the Closing Date, who becomes at any time after the Closing Date, or who has been, within two (2) years prior to the Closing Date, a customer of Seller or Buyer or any of their respective Affiliates for the purpose of soliciting or selling services in direct or indirect competition with the Business.

10.2       Confidentiality. Each of Seller and Parent recognizes that the Purchased Assets include Confidential Information regarding the Business, that in connection with the transactions contemplated by this Agreement certain other Confidential Information of Buyer may be disclosed to Seller, and that the use or disclosure of the Confidential Information by Seller or third parties would cause Buyer substantial losses and damages and for which no remedy at law would be adequate. Accordingly, Seller and Parent covenant and agree with Buyer not to at any time, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of Seller), to directly or indirectly use, disclose or publish, any Confidential Information, unless (a) such information is or becomes generally known to the public through no fault of Seller or Parent, (b) the disclosing party is advised in writing by counsel that disclosure is required by law or the order of any Governmental Entity of competent jurisdiction under color of law, or (c) the disclosing party reasonably believes (based on written advice of counsel) that such disclosure is required in connection with the defense of a lawsuit; provided, that prior to disclosing any information pursuant to clause (b) or (c) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure. No Party shall divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Business or any other Party or its Affiliates or their respective business reputations.

10.3       Reasonable Restraint. The Parties agree that the foregoing covenants in this Article 10 impose a reasonable restraint on Seller in light of the activities and business of the Buyer on the date of the execution of this Agreement and the current plans of Buyer.

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10.4       Severability; Reformation. The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

10.5       Independent Covenant. All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The Parties expressly acknowledge that the terms and conditions of this Article 10 are independent of the terms and conditions of any other agreements entered into in connection with this Agreement. It is specifically agreed that the periods set forth in this Article 10 during which the agreements and covenants made in this Article 10 shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article 10. The covenants contained in this Article 10 shall not be affected by any breach of any other provision hereof by any Party hereto.

10.6       Materiality. Each of the Parties hereto hereby agrees that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement and are supported by adequate consideration.

Article 11

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Acquired Agreements” has the meaning set forth in Section 1.1(f).

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 50% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 50% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, manager, officer or employee of such Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

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“Allocation Schedule” has the meaning set forth in Section 1.8.

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Assumption Agreement” has the meaning set forth in Section 1.6.

“Bill of Sale” has the meaning set forth in Section 1.6.

“Business” has the meaning set forth in the recitals to this Agreement.

“Buyer” has the meaning set forth in the recitals to this Agreement.

“Buyer’s Employee Plans” has the meaning set forth in Section 6.3(d).

“Cash Purchase Price” has the meaning set forth in Section 1.4(c).

“CERCLA” has the meaning set forth in Section 2.15(b).

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” shall mean (i) the provisions of this Agreement, the other Transaction Documents and any other agreements, documents or instruments delivered in connection with, or the substance of any discussions or communications among the Parties regarding, the transactions contemplated hereby and thereby and (ii) all non-public information regarding the Business, including but not limited to all information acquired by Buyer and Dynasil in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby that has not been disclosed or generally been made available to the public, and including but not limited to all information with respect to Buyer’s or Seller’s present or future business, operations, services, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of Buyer’s or Seller’s services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside Seller or Buyer that may be of value to Buyer but excluding any information already properly in the public domain and available to the public. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust or entrusted to Seller on or prior to the Closing Date or in connection with the Business in confidence.

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“Continuing Employee” has the meaning set forth in Section 6.3(b).

“Contracts” has the meaning set forth in Section 2.12(a).

“Demand” has the meaning set forth in Section 9.6(a).

“Designated Employees” has the meaning set forth in Section 6.3(a).

“Disputed Claim” has the meaning set forth in Section 9.6(c).

“Dynasil” has the meaning set forth in the recitals to this Agreement.

“Election to Defend” has the meaning set forth in Section 9.6(e).

“Employee Plans” has the meaning set forth in Section 2.14(a).

“Environmental Laws” means any foreign, federal, state or local laws (including common law), regulations, codes, rules, orders, ordinances, Permits, requirements and final governmental determinations pertaining to the environment, pollution, radiation or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. § 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of radiological and biological agents or substances including medical or infectious wastes as any such laws have been amended.

“Equipment Lease” has the meaning set forth in Section 7.9.

“ERISA” has the meaning set forth in Section 2.14(a).

“ERISA Affiliate” means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other Person treated as aggregated with Seller under Section 414(o) of the Code.

“Escrow Agent” has the meaning set forth in Section 1.5(b).

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“Escrow Funds” has the meaning set forth in Section 1.5(b).

“Escrow Release Date” has the meaning set forth in Section 1.5(b).

“Escrow Shares” has the meaning set forth in Section 1.5(b).

“ESD” shall have the meaning set forth in Section 6.7.

“Excepted Claims” has the meaning set forth in Section 9.5(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“Exclusive Supply Agreement” has the meaning set forth in Section 7.8.

“Former Seller Employees” has the meaning set forth in Section 6.3(c).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, arbitrator or other tribunal, or governmental, regulatory, legislative or administrative body, or self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority.

“Grant” shall have the meaning set forth in Section 6.7.

“Grant Disbursement Agreement” shall have the meaning set forth in Section 6.7.

“Grant Holdback Fund” shall have the meaning set forth in Section 1.5(b).

“Grant Holdback Release Date” shall have the meaning set forth in Section 1.5(b).

“Grant Holdback Shares” shall have the meaning set forth in Section 1.5(b).

“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Law, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated bi-phenals, urea formaldehyde foam insulation, radiation, radon, and any other substance defined or designated or otherwise regulated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

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“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any securities of such Person or any warrants, rights or options to acquire such securities, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss.

“Indemnified Party” has the meaning set forth in Section 9.5(b).

“Indemnifying Party” has the meaning set forth in Section 9.5(c).

“Indemnity Notice Period” has the meaning set forth in Section 9.6(b).

“Intellectual Property Rights” has the meaning set forth in Section 2.11(c).

“Interest” has the meaning set forth in Section 6.2.

“Laws and Regulations” means all laws, statutes, ordinances, rules, regulations, policies, and Orders of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated or determined or determinable, including, without limitation, those arising under any Laws and Regulations (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Acquired Agreement.

“Liens” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, cause of action, suit, arbitration, claim, complaint, investigation, inquiry, demand, demand letter, notices of violation or proceeding, whether at law or at equity, before or by any Governmental Entity.

“Losses” has the meaning set forth in Section 9.2.

“Notice of Third Party Claim” has the meaning set forth in Section 9.6(d).

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“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Organizational Documents” has the meaning set forth in Section 2.1.

“Parent” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the recitals to this Agreement.

“Permits” has the meaning set forth in Section 2.16.

“Permitted Liens” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of Business and do not materially detract from the value of the property upon which such encumbrance exists, (d) liens for Taxes not yet due and payable, (e) liens, assessments and governmental charges not yet due and payable, (f) liens arising pursuant to the Acquired Agreements, and with respect to each of clauses (a) through (f), none of which would materially impair the Purchased Assets or Buyer’s operation of the Business.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“PTO” has the meaning set forth in Section 6.3(c).

“Purchase Price” has the meaning set forth in Section 1.4(c).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Registered Intellectual Property” has the meaning set forth in Section 2.11(d).

“Release” has the meaning specified in CERCLA.

“Restricted Person” has the meaning set forth in Section 10.1(b)(i).

“Restriction Period” has the meaning set forth in Section 10.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the recitals to this Agreement.

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“Seller Balance Sheet” has the meaning set forth in Section 2.5(a).

“Seller Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Seller Disclosure Schedule” has the meaning set forth in the recitals to Article 2.

“Seller Employees” has the meaning set forth in Section 2.13.

“Seller Financial Statements” has the meaning set forth in Section 2.5(a).

“Seller Intellectual Property” has the meaning set forth in Section 2.11(b).

“Seller Interests” has the meaning set forth in Section 3.1.

“Seller Interim Balance Sheet” has the meaning set forth in Section 2.5(a).

“Seller Interim Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Seller Material Adverse Effect” means any circumstance, change in, or effect on, Seller or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, Seller or the Business (a) is, or could be, materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller, but excluding any effect or change arising from changes (i) in general conditions in the industry after the date of this Agreement that do not disproportionately affect the Business as compared to other similarly situated businesses in the industry operating in the United States, (ii) resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (iii) resulting from compliance by Seller and Parent with the terms of, or the taking of all actions contemplated or permitted by, this Agreement.

“Shares” has the meaning set forth in Section 1.4(b).

“Stock Purchase Price” has the meaning set forth in Section 1.4(b).

“Subsidiary” or “Subsidiaries” of a specified Person means any Person, (i) of which a Person or any subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by a Person or by any subsidiary, or by a Person and one or more subsidiaries.

“Syncrolite Promissory Note” means that certain Promissory Note made by Seller in favor of Parent dated April 17, 2013 in the original principal amount of $1,371,344.74.

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“Syncrolite Security Agreement” means that certain Security Agreement between Seller and Parent dated as of April 17, 2013 which secures Seller’s obligations under the Syncrolite Promissory Note.

“Syncrolite Security Interest” means the security interest granted by Seller in favor of Parent pursuant to the Syncrolite Security Agreement.

“Tax” or “Taxes” has the meaning set forth in Section 2.8(a).

“Tax Return” has the meaning set forth in Section 2.8(a).

“Third Party Claims” has the meaning set forth in Section 9.6(d).

“Transaction Documents” has the meaning set forth in Section 2.2.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Co., Dynasil’s transfer agent.

“Transfer Taxes” has the meaning set forth in Section 1.9.

Article 12

MISCELLANEOUS

12.1       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail or facsimile transmission, sent by nationally recognized overnight courier services or sent by certified, registered or express mail, postage prepaid, provided that in the case of notices delivered by electronic mail or facsimile transmission, a copy of such notice is also delivered personally or sent by courier or mail in accordance with this Section 12.1. Any such notice shall be deemed given when so delivered personally or sent by electronic mail or facsimile transmission, received the next day if sent by an overnight courier service or, if mailed, two (2) days after the date of deposit in the United States mail, as follows:

If to Buyer or Dynasil to:	Dynasil Corporation of America
44 Hunt Street
Watertown, MA 02472
Attn: Peter Sulick
Facsimile: 617.668.6890
Email: psulick@dynasil.com

With a copy to:	Edwards Wildman Palmer LLP
111 Huntington Avenue
Boston, MA 02199
Attn: Matthew J. Gardella
Facsimile: 866.955.8776
Email: mgardella@edwardswildman.com

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If to Seller or Parent to:	Syncrolite, LLC
2025 Royal Lane, Suite 370
Dallas, TX 75229
Attn: Jerry Trojan
Facsimile: (214) 350-8051
Email: jtrojan@syncrolite.com

With a copy to:	McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, Oklahoma 73102
Attn: Bonner J. Gonzalez
Facsimile: (405) 228-7347
Email: bonner.gonzalez@mcafeetaft.com

Either Party may by notice given in accordance with this Section 12.1 to the other Party designate another address or person for receipt of notices hereunder.

12.2       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents contain the entire agreement between the Parties with respect to the purchase of the Purchased Assets and related transactions, and supersede all prior agreements, written or oral, with respect thereto, including without limitation the Letter of Intent between Dynasil and Parent dated March 28, 2014.

12.3       Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware, and shall be deemed a Delaware agreement executed under seal.

12.4       Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other Party hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.5       Article, Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, all references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

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12.6         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile or other electronic transmission if mutually agreed by the Parties.

12.7         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

12.8         Submission to Jurisdiction; Waiver. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined in the state or federal courts within the State of Delaware, and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.9         Waiver Of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9.

12.10         Amendment; Waiver. This Agreement may only be amended by a written instrument signed by all of the Parties.  Any Party may waive the obligations of another Party hereunder or any conditions to its own obligations, in each case only to the extent such obligations and conditions are intended for the waiving Party’s benefit.

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12.11         Enforcement. The Parties recognize and agree that if for any reason any of the provisions of this Agreement, including without limitation Article 10 hereof, are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

12.12         Authority to Act on Behalf of Seller. Seller and Parent (the “Selling Parties”) each acknowledge and agree that each of the Selling Parties is hereby authorized to give any and all instructions and take any and all actions that may be given or taken by or on behalf of either of the Selling Parties in connection with this Agreement and the transactions contemplated hereby, including without limitation all actions necessary or appropriate in connection with the defense and/or settlement of any claims for which either of the Selling Parties may be required to indemnify Buyer pursuant to Article 9 hereof. Buyer shall be entitled to rely conclusively on the instructions of either of the Selling Parties as instruction given on behalf of both Selling Parties, and no Party hereto shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions of either of the Selling Parties.

12.13         Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

EVAPORATED METAL FILMS CORPORATION

By:
Name: Paul M. Schulz
Title: President

DYNASIL:

DYNASIL CORPORATION OF AMERICA

By:
Name: Peter Sulick
Title: Interim President and Interim CEO

SELLER:

DICHROTEC THIN FILMS, LLC

By:
Name: Jonathan Adamson
Title: Manager

PARENT:

SYNCROLITE, LLC

By:
Name: Jonathan Adamson
Title: Manager

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